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                                                                     EXHIBIT 99A


         FOR IMMEDIATE RELEASE                Contact:  Jonathan M. Clarkson,
                                                        President
         February 23, 2000                              713-236-9792


BARGO ENERGY COMPANY ACQUIRES SELECTED PRODUCING PROPERTIES IN PERMIAN BASIN, EAST TEXAS AND MID-CONTINENT FROM TEXACO.


HOUSTON, TEXAS - Bargo Energy Company (OTC Bulletin Board: BARG) today announced that it had entered into a contract to purchase various oil and gas properties from Texaco for $161.1 million. The effective date of the purchase is January 1, 2000 and closing is expected to occur late in the first quarter of this year. The properties are located in the Permian Basin, East Texas, Oklahoma and Kansas. Aggregate current net production from the properties totals approximately 9,000 barrels of oil and 11 million cubic feet of gas per day. Following the acquisition, Bargo will have proven reserves of approximately 70 million equivalent barrels of oil.

Bargo Energy Company is a domestic oil and gas production, exploitation and acquisition firm headquartered in Houston, Texas. Current operations are focused in Texas, Louisiana and California.


This Press Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Press Release, including statements regarding the Company's estimated reserve quantities, business strategy, plans and objectives of management of the Company for future operations and budget estimates, are forward-looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") include volatility of oil and gas prices, the markets for oil and gas, environmental regulations, the substantial capital requirements associated with oil and gas operations and other factors are set forth in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-KSB for its 1998 fiscal year. All subsequent written and oral forward-looking statements attributable in the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements.